EXHIBIT 99.1

Federated National Holding Company Reports Fourth Quarter and Full Year 2017 Results

SUNRISE, Fla., March 13, 2018 (GLOBE NEWSWIRE) -- Federated National Holding Company (the “Company”) (Nasdaq:FNHC) today reported results for the three and twelve months ended December 31, 2017.

Q4 2017 highlights (as measured against the same three-month period last year, except where noted):

  Net income of $6.3 million or $0.48 per diluted share.
  Homeowners net premiums earned of $80.4 million, up 18.6%.
  Gross written premiums of $133.9 million.
  Florida homeowners policies of approximately 272,000.
  49.9% increase in non-Florida homeowners’ policies to approximately 30,600.
  13.1% increase in total revenue to $101.8 million.
  $1.5 million of claims, net of recoveries including reinsurance, from Hurricane Nate and other severe weather events during the fourth quarter of 2017.
  Book value per share, excluding noncontrolling interest, of $16.29, as compared to $16.01 as of December 31, 2016.
  Repurchased 75,667 shares of common stock at an average price of $16.11, during the fourth quarter of 2017.

Mr. Michael H. Braun, the Company’s Chief Executive Officer, with reference to the quarter’s results, said, “Our fourth quarter financial results represent a solid end to the year, which was impacted from weather-related events and challenges in our non-core business model.  Excluding realized gains, fourth quarter revenue grew by 10% and 14%, respectively, compared with the third quarter and prior-year fourth quarter, driven by 13% and 21% increases in our core Homeowners business line over those respective periods.  Net income comparisons with the third quarter and prior-year fourth quarter are strong, given hurricane activity that occurred in each period, with Homeowners results up over $15 million in each case.  We’ve entered 2018 in a strong position in our core operations, with enhanced strategic focus on our Homeowners business.  We recently completed the acquisition of the minority interests in Monarch, and previously announced our exit from our non-core Automobile operations.  We have also decided to exit from our commercial general liability lines, a non-core business that represents less than 2% of our gross written premium.  We believe we have a unique opportunity in 2018 and beyond to build on our strong presence in the Florida market, expand selectively in other coastal states, and invest in initiatives to drive further improvements in underwriting profitability and operational efficiency.”

Revenues

  Total revenues increased $11.8 million, or 13.1%, to $101.8 million for the three months ended December 31, 2017, compared with $89.9 million for the same three-month period last year.

  Gross written premiums decreased $3.2 million, or 2.3%, to $133.9 million in the quarter, compared with $137.1 million for the same three-month period last year.  The decrease was driven by Automobile, which decreased $6.9 million, partially offset by an increase in Homeowners of $3.6 million.  The Automobile decrease was due to management actions to reduce the size of our overall program consistent with our previously disclosed plans to exit the Automobile line of business.  As of December 31, 2017, the Company has only 2 remaining Automobile programs that will generate premiums earned in 2018.  Homeowners’ non-Florida has continued its significant growth in 2017, specifically in Louisiana, Texas and South Carolina.

  Gross premiums earned decreased $0.5 million, or 0.3%, to $151.9 million.  The results include $7.5 million of Homeowners growth spanning several states offset by an $8.0 million decrease in Automobile as a result of management actions to reduce premiums written in this line of business.

  Ceded premiums decreased $11.1 million, or 14.7%, to $64.4 million in the quarter, compared with the same three-month period last year.  The decrease in ceded premiums earned was driven by lower ceded premiums from Automobile as a result of lower gross premiums discussed above.  Additionally, Homeowners ceded premiums decreased due to the expiration of the retrospectively-rated 10% and 30% Florida-only property quota share treaties, which ended on July 1, 2017 and 2016, respectively.  The effect of these expirations was partially offset by a new 10% Florida-only property quota share treaty, which became effective on July 1, 2017.

  Other income increased $2.9 million, or 58.1%, to $8.0 million in the quarter, compared with the same three-month period last year. The increase was driven by $1.8 million of partnership income from Southeast Catastrophe Consulting Company, our 33% owned investee, as well as $1.3 million of additional brokerage income generated from the reinstatement of an XOL layer as a result of Hurricane Irma losses.

Expenses

  Losses and loss adjustment expenses (“LAE”) decreased $12.7 million, or 17.8%, to $ 58.9 million for the three months ended December 31, 2017, compared with $71.6 million for the same three-month period last year.  Lower ceded losses from the combination of the retrospectively-rated 10% and 30% Florida-only property quota share treaties and the new 10% Florida-only property quota share treaty drove losses higher in the fourth quarter of 2017 by approximately $8.5 million.  Additionally, during the quarter, we strengthened net loss reserves by approximately $4.7 million of additional losses above the attritional rates across our lines of business.  The Company was also impacted by claims, net of reinsurance, of $1.5 million related to Hurricane Nate and other severe weather events in the Homeowners line of business.  Lastly, during the quarter, we recognized $1.6 million of income for catastrophe claims handling, which represents a reduction to net losses.  These impacts were offset by fourth quarter 2016 activity which included approximately $21.4 million of losses, net of reinsurance, related to the impact of Hurricane Matthew and approximately $4.0 million of additional losses above the attritional rates across our lines of business.

  Commissions and other underwriting expenses decreased $0.3 million, or 1.1%, to $27.9 million for the three months ended December 31, 2017, compared with $28.3 million for the three months ended December 31, 2017.

2017 vs. 2016 Full Year Results

  The Company reported $8.0 million, or $0.60 per diluted share, of net income for 2017 as compared to net income of $1.0 million, or $0.07 per diluted share, for 2016.  Full year earnings in our Homeowners business were $3.2 million in 2017, as compared to a loss of $3.5 million in 2016.  See the Company’s 2017 Form 10-K, which is being filed contemporaneously with this press release, for further analysis of full year results.

Stock Repurchase Program

  During the fourth quarter of 2017, the Company repurchased approximately 76,000 shares of common stock for $1.2 million at an average price of $16.11.
  During the full year 2017, the Company repurchased approximately 654,000 shares of common stock for $10.6 million at an average price of $16.23.
  During the first quarter of 2018 thus far, the Company repurchased approximately 280,000 shares of common stock for $4.3 million at an average price of $15.40.

Revisions to Previously Disclosed Financial Information

  As further explained in Note 1 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017, management identified certain errors in the previously issued consolidated financial statements for fiscal years 2016 and 2015, as well as the first three quarters of fiscal year 2017.  The corrections primarily relate to the up-front recognition of direct written policy fees across all our lines of business and fee income generated through the Company's personal automobile business, the over-amortization of deferred acquisition costs and the accounting for certain limits in our automobile reinsurance agreements, related to ceded premiums and other items.  The Company has concluded that the errors are not material to any of the Company's previously-issued financial statements.  Accordingly, the Company has concluded that an amendment of previously-filed periodic reports is not required.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Wednesday, March 14, 2018. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in:  (877) 303-6913

Conference ID: 8988958

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation.  A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company, through our wholly owned subsidiaries, is authorized to underwrite, and/or place homeowners multi-peril, personal automobile, commercial general liability, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company’s supplemental line of business information is designed to afford users greater transparency into our results.  The “Homeowners” line of business consists of our homeowners and fire property and casualty insurance business, which currently operates in Florida, Alabama, Texas, Louisiana and South Carolina. The “Automobile” line of business consists of our nonstandard personal automobile insurance business which currently operates in Georgia, Texas, Alabama, and Florida. The “Other” line of business primarily consists of our commercial general liability and federal flood businesses, along with corporate and investment operations.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
		As Adjusted		As Adjusted

	(in thousands, except per share data)
Revenue:
Gross premiums written	$133,892	$137,106	$603,417	$605,485
Gross premiums earned	151,873	152,366	603,193	565,423
Ceded premiums earned	(64,370)	(75,444)	(269,712)	(304,054)
Net premiums earned	87,503	76,922	333,481	261,369
Net investment income	2,773	2,665	10,254	9,063
Net realized investment gains	(96)	985	8,548	3,045
Direct written policy fees	3,556	4,328	17,173	16,619
Other income	8,016	5,071	22,206	17,429
Total revenue	101,752	89,971	391,662	307,525

Costs and expenses:
Losses and loss adjustment expenses	58,874	71,594	247,557	197,810
Commissions and other underwriting expenses	27,984	28,290	114,867	90,378
General and administrative expenses	5,226	3,975	19,963	17,186
Interest expense	101	89	348	348
Total costs and expenses	92,185	103,948	382,735	305,722

Income (loss) before income taxes	9,567	(13,977)	8,927	1,803
Income taxes	3,943	(5,191)	3,585	542
Net Income (loss)	5,624	(8,786)	5,342	1,261
Net (loss) income attributable to noncontrolling interest	(672)	7	(2,647)	246
Net income (loss) attributable to Federated National Holding Company shareholders	$6,296	$(8,793)	$7,989	$1 ,015

Net income (loss) per share:
Basic	$0.48	$(0.65)	$0.61	$0.07
Diluted	$0.48	$(0.65)	$0.60	$0.07
Number of shares used to calculate net income per share:
Basic	13,131	13,611	13,170	13,758
Diluted	13,197	13,611	13,250	13,922

Dividends declared per share of common stock	$0.08	$0.08	$0.32	$0.27

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES Selected Operating Metrics (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Gross premiums written:	(in thousands)
Homeowners Florida	$108,106	$109,680	$482,038	$477,489
Homeowners non-Florida	14,393	9,210	54,717	35,248
Personal automobile	6,416	13,271	43,505	69,479
Commercial general liability	2,280	2,763	11,048	13,256
Federal flood	2,697	2,182	12,109	10,013
Total gross premiums written	$133,892	$137,106	$603,417	$605,485

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Gross premiums earned:	(in thousands)
Homeowners Florida	$122,188	$119,216	$481,541	$455,252
Homeowners non-Florida	13,125	8,604	43,983	29,101
Personal automobile	10,747	18,733	54,679	58,312
Commercial general liability	2,877	3,350	12,216	13,675
Federal flood	2,936	2,463	10,774	9,083
Total gross premiums earned	$151,873	$152,366	$603,193	$565,423

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
		As Adjusted		As Adjusted

Net premiums earned:	(in thousands)
Homeowners	$80,435	$67,825	$298,255	$234,381
Personal automobile	4,339	5,921	23,642	14,021
Commercial general liability	2,729	3,176	11,584	12,967
Total net premiums earned	$87,503	$76,922	$333,481	$261,369

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
		As Adjusted		As Adjusted

Commissions and other underwriting expenses:	(in thousands)
Homeowners	$18,092	$16,874	$69,124	$62,378
All other lines of business	3,207	6,194	20,132	21,712
Ceding commissions	(4,688)	(5,451)	(19,199)	(36,445)
Total commissions and other fees	16,611	17,617	70,057	47,645
Salaries and wages	3,160	3,330	14,521	13,748
Other underwriting expenses	8,213	7,343	30,289	28,985
Total commissions and other underwriting expenses	$27,984	$28,290	$114,867	$90,378

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES Selected Operating Metrics (continued) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
		As Adjusted		As Adjusted
Net loss ratio	67.3%	93.1%	74.2%	75.7%
Net expense ratio	38.0%	41.9%	40.4%	41.2%
Combined ratio	105.3%	135.0%	114.6%	116.9%
Gross loss ratio	77.4%	79.6%	108.3%	57.0%
Gross expense ratio	25.0%	24.8%	25.5%	25.5%
Book value per share excluding noncontrolling interest	$16.29	$16.01	$16.29	$16.01

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES Consolidated Balance Sheets (Unaudited)
	December 31,	December 31,
	2017	2016
		As Adjusted
ASSETS	(in thousands, except share and per share data)
Investments
Debt securities, available-for-sale, at fair value	$423,238	$374,756
Debt securities, held-to-maturity, at amortized cost	5,349	5,551
Equity securities, available-for-sale, at fair value	15,434	29,375
Total investments	444,021	409,682

Cash and cash equivalents	86,228	74,593
Prepaid reinsurance premiums	135,492	156,932
Premiums receivable, net of allowance	46,393	54,854
Reinsurance recoverable, net	124,601	47,863
Deferred acquisition costs	40,893	41,892
Income taxes receivable	9,510	13,871
Deferred tax assets, net	307	-
Property and equipment, net	4,025	4,194
Other assets	13,403	11,509
TOTAL ASSETS	$904,873	$815,390

LIABILITIES
Loss and loss adjustment expense reserves	$230,515	$158,110
Unearned premiums	294,423	294,022
Reinsurance payable	71,944	79,154
Long –term debt, net of deferred financing cost of $749 and $91, respectively	49,251	4,909
Deferred revenue	6,222	6,834
Deferred tax liabilities, net	-	253
Other liabilities	25,059	37,643
Total liabilities	$677,414	$580,925

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value: 1,000,000 shares authorized	-	-
Common stock, $0.01 par value: 25,000,000 shares authorized; 12,988,247 and 13,473,120 shares issued and outstanding, respectively	$130	$134
Additional paid-in capital	139,728	136,779
Accumulated other comprehensive income	1,770	1,941
Retained earnings	70,009	76,884
Total Federated National Holding Company shareholders’ equity	211,637	215,738
Noncontrolling interest	15,822	18,727
Total shareholders' equity	227,459	234,465
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$904,873	$815,390

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES SUPPLEMENTAL INFORMATION Statements of Operations and Operating Metrics by Line of Business (Unaudited)

	Three Months Ended December 31,
	2017				2016 - As Adjusted
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated

	(in thousands)
Revenue:
Gross premiums written	$122,499	$6,416	$4,977	$133,892	$118,890	$13,271	$4,945	$137,106
Gross premiums earned	135,313	10,747	5,813	151,873	127,820	18,733	5,813	152,366
Ceded premiums earned	(54,878)	(6,408)	(3,084)	(64,370)	(59,995)	(12,812)	(2,637)	(75,444)
Net premiums earned	80,435	4,339	2,729	87,503	67,825	5,921	3,176	76,922
Net investment income	—	—	2,773	2,773	—	—	2,665	2,665
Net realized investment (losses) gains	—	—	(96)	(96)	—	—	985	985
Direct written policy fees	2,214	1,194	148	3,556	2,065	2,101	162	4,328
Other income	4,957	616	2,443	8,016	2,452	1,604	1,015	5,071
Total revenue	87,606	6,149	7,997	101,752	72,342	9,626	8,003	89,971

Costs and expenses:
Losses and loss adjustment expenses	47,345	7,633	3,896	58,874	58,709	7,658	5,227	71,594
Commissions and other underwriting expenses	25,038	1,885	1,061	27,984	23,301	3,774	1,215	28,290
General and administrative expenses	4,115	150	961	5,226	2,952	150	873	3,975
Interest expense	101	—	—	101	89	—	—	89
Total costs and expenses	76,599	9,668	5,918	92,185	85,051	11,582	7,315	103,948

Income (loss) before income taxes	11,007	(3,519)	2,079	9,567	(12,709)	(1,956)	688	(13,977)
Income taxes	4,246	(1,358)	1,055	3,943	(4,901)	(754)	464	(5,191)
Net income (loss)	6,761	(2,161)	1,024	5,624	(7,808)	(1,202)	224	(8,786)
Net (loss) income attributable to noncontrolling interest	(672)	—	—	(672)	7	—	—	7
Net income (loss) attributable to Federated National Holding Company shareholders	$7,433	$(2,161)	$1,024	$6,296	$(7,815)	$(1,202)	$224	$(8,793)

Net loss ratio	58.9%	175.9%	142.8%	67.3%	86.6%	129.3%	164.6%	93.1%
Net expense ratio	36.2%			38.0%	38.7%			41.9%
Combined ratio	95.1%			105.3%	125.3%			135.0%

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES SUPPLEMENTAL INFORMATION Statements of Operations and Operating Metrics by Line of Business (Unaudited) (Continued)

	Year Ended December 31,
	2017				2016 - As Adjusted
	Homeowners	Automobile	Other	Consolidated	Homeowners	Automobile	Other	Consolidated

	(in thousands)
Revenue:
Gross premiums written	$536,755	$43,505	$23,157	$603,417	$512,737	$69,479	$23,269	$605,485
Gross premiums earned	525,524	54,679	22,990	603,193	484,353	58,312	22,758	565,423
Ceded premiums earned	(227,269)	(31,037)	(11,406)	(269,712)	(249,972)	(44,291)	(9,791)	(304,054)
Net premiums earned	298,255	23,642	11,584	333,481	234,381	14,021	12,967	261,369
Net investment income	-	-	10,254	10,254	-	-	9,063	9,063
Net realized investment gains	-	-	8,548	8,548	-	-	3,045	3,045
Direct written policy fees	8,715	7,846	612	17,173	7,844	8,171	604	16,619
Other income	13,662	3,277	5,267	22,206	9,106	5,479	2,844	17,429
Total revenue	320,632	34,765	36,265	391,662	251,331	27,671	28,523	307,525

Costs and expenses:
Losses and loss adjustment expenses	206,842	32,752	7,963	247,557	169,920	14,885	13,005	197,810
Commissions and other underwriting expenses	97,111	12,976	4,780	114,867	73,215	12,471	4,692	90,378
General and administrative expenses	15,403	650	3,910	19,963	13,079	600	3,507	17,186
Interest expense	348	-	-	348	348	-	-	348
Total costs and expenses	319,704	46,378	16,653	382,735	256,562	27,956	21,204	305,722

Income (loss) before income taxes	928	(11,613)	19,612	8,927	(5,231)	(285)	7,319	1,803
Income taxes	360	(4,481)	7,706	3,585	(2,015)	(111)	2,668	542
Net income (loss)	568	(7,132)	11,906	5,342	(3,216)	(174)	4,651	1,261
Net (loss) income attributable to noncontrolling interest	(2,647)	-	-	(2,647)	246	-	-	246
Net income (loss) attributable to Federated National Holding Company shareholders	$3,215	$(7,132)	$11,906	$7,989	$(3,462)	$(174)	$4,651	$1,015

Net loss ratio	69.4%	138.5%	68.7%	74.2%	72.5%	106.2%	100.3%	75.7%
Net expense ratio	37.7%			40.4%	36.8%			41.2%
Combined ratio	107.1%			114.6%	109.3%			116.9%

CONTACT:
Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
or Erick A. Fernandez, CAO (954) 308-1341
Federated National Holding Company